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                                                                      Exhibit 99


                                 PRESS RELEASE


Contacts:   Media -- Matt Lewis, (770) 734-3404
            Analysts -- Bobby Bowers, (770) 840-1217



           CHECKFREE CORPORATION COMPLETES ACQUISITION OF SECURITY APL PORTFOLIO ACCOUNTING, PERFORMANCE MEASUREMENT AND INTERNET TRADING SERVICES
 REDEFINE ELECTRONIC COMMERCE... PROVIDING ACCESS TO ALL FINANCIAL ACCOUNTS NOW


COLUMBUS, OH -- May 9, 1996 -- CheckFree Corporation (NASDAQ:CKFR, www.checkfree.com) today announced completion of its acquisition of the Chicago-based portfolio accounting and performance measurement company Security APL, Inc. for approximately 2.8 million shares of CheckFree common stock. The company intends to account for this transaction as a pooling of interests. The transaction is valued at approximately $53.6 million. Included in the acquisition is the Portfolio Accounting World Wide (PAWWS) service Security APL began in 1995 to provide portfolio accounting, performance measurement and stock trading services over the Internet.

Founded in 1978, Security APL is a full-service provider of fully-integrated, customized portfolio management software services, including performance measurement, trading and reporting systems for over 180 Institutional Money managers, along with brokers, financial planners and banks. Security APL handles nearly 300,000 professional portfolios and hundreds of thousands of trades per day. In addition, the company s Internet Quote Server handles over one million requests per day. In 1995 Security APL had revenues of approximately $16 million.

Integrating the investment management capabilities of Security APL and PAWWS with our banking and bill payment processing creates a suite of electronic commerce solutions that is unequaled, said Peter Kight, Chairman and CEO of CheckFree Corporation. Providing these solutions to financial institutions means that banks, brokerage companies and others can put their brand on the best electronic commerce offering available and market it directly to their customers.

We saw the value of increased access to our portfolio accounting and performance measurement capabilities when we began development of PAWWS," said Jay Whipple, III, Chairman and CEO of Security APL. Joining CheckFree is a tremendous opportunity to further expand that accessibility and to deepen our core Security APL services as our solutions become part of a broader electronic offering.

All of these solutions work right now, said Kight. When people see them working at the same time, together, the response is disbelief. They can't believe it's possible to have interactive access to all your financial accounts in one place, right now! We have what we believe is the whole product, end-to-end, for financial institutions and no one has seen anything like it before.

Jay Whipple, III will remain as CEO of the Security APL unit of CheckFree. CheckFree expects that the retail banking solution suites, including home banking and bill payment as well as Internet banking bill payment and investment management, will be integrated into a single interface by the end of 1996.

Founded in 1981, CheckFree is the leading provider of electronic commerce services, software and related products for over 500,000 consumers, 1,000 businesses and 137 financial institutions. CheckFree designs, develops and markets a complete suite of products and services that support device-independent remote banking, Web-centric services and bank-branded, on-line, realtime applications, including the industry's most comprehensive Internet investment resource.